Exhibit 99.1

Incyte and Syndax Present Additional Data from Positive AGAVE-201 Trial at ASH Plenary Session Showing Axatilimab Efficacy Including Durable Responses in Chronic Graft-Versus-Host Disease

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Trial met its primary endpoint across all dose cohorts with 74% of patients at the
0.3 mg/kg dose achieving a complete or partial response within the first six months of treatment

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Data are featured in the Plenary Scientific Session at the 65th American Society of Hematology Annual Meeting 2023

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Incyte and its partner Syndax expect to file a Biologics License Application (BLA) for axatilimab by year-end 2023

WILMINGTON, Del. and WALTHAM, Mass. – December 10, 2023 – Incyte (Nasdaq:INCY) and Syndax Pharmaceuticals (Nasdaq:SNDX) today announced the full results from the pivotal Phase 2 AGAVE-201 trial of axatilimab, an anti-CSF-1R antibody, in adult and pediatric patients with refractory chronic graft-versus-host disease (GVHD) who had received at least two prior lines of systemic therapy. These data are featured today in the Plenary Scientific Session (Abstract #1) at the 65th American Society of Hematology Annual Meeting 2023 (ASH 2023), held December 9-12, 2023 in San Diego and virtually.

The results, which build on previously announced topline data, show that the trial met the primary endpoint across all cohorts receiving axatilimab, at doses of 0.3 mg/kg every two weeks, 1.0 mg/kg every two weeks and 3.0 mg/kg every four weeks. Patients who received axatilimab at 0.3 mg/kg every two weeks achieved the highest overall response rate (ORR) of 74% within the first six months of treatment (95% CI; 63-83). Patients in this cohort experienced a median time to response to axatilimab of 1.7 months (0.9-8.1), and 60% of patients maintained a response at 12 months (measured from first response to new systemic therapy or death, based on the Kaplan Meier estimate). The recommended dose of axatilimab for future trials in chronic GVHD is 0.3 mg/kg every two weeks.

“The data presented today at ASH represent a significant step forward in expanding the treatment options for patients with refractory chronic GVHD,” said Pablo J. Cagnoni, M.D., President and Head of Research and Development, Incyte. "An unmet need remains for treatments that are well tolerated and efficacious for patients with refractory chronic GVHD, and the data presented today show that axatilimab could provide a valuable option. We look forward to working with our partners at Syndax as we move axatilimab towards regulatory filing.”

The AGAVE-201 trial also met key secondary endpoints in the 0.3 mg/kg dose, with 55% of patients achieving a ≥7-point improvement in the modified Lee Symptom Scale (mLSS) score. Organ-specific responses, including complete responses (CRs), were seen across all organs involved at baseline, including lower gastrointestinal (GI), upper GI, esophagus, joints/fascia, mouth, lungs, liver, eyes and skin. Additionally, responses were notable in fibrosis-dominated organs, including the esophagus (78.2%), joints and fascia (76.4%), lungs (47.1%) and skin (26.6%).

“The additional positive data from AGAVE-201 further strengthen axatilimab’s strong safety and efficacy profile as a well-differentiated treatment option for patients with refractory chronic GVHD,” said Michael A. Metzger, Chief Executive Officer of Syndax. "As a potentially first-in-class anti-CSF-1R antibody targeting inflammation and fibrosis through the inhibition of disease associated macrophages, we have more conviction than ever that axatilimab is poised to transform the treatment paradigm for chronic GVHD. Axatilimab has the potential to positively impact patients with this devastating disease and we are working diligently with Incyte to bring this agent to market.”

The AGAVE-201 pivotal trial enrolled 241 patients with relapsed and refractory cGVHD who had received two or more prior systemic therapies, with 74% having previously received ruxolitinib, 31% having previously received ibrutinib and 23% having previously received belumosudil. Patients were enrolled across 121 sites in 16 countries.

The most common treatment-emergent adverse events (TEAEs) were consistent with the on-target effects of CSF-1R inhibition and with what was previously observed with axatilimab treatment. TEAEs in greater than 20% of patients in the overall population (n=239) include increases in aspartate aminotransferase, blood creatine phosphokinase, lipase, lactate dehydrogenase and alanine aminotransferase.

In the overall trial population, 33% of patients experienced at least one grade ≥3 TEAE, with 15.5% experiencing adverse events leading to discontinuation of treatment. For patients who received axatilimab at 0.3 mg/kg (n=79), grade ≥3 TEAEs occurred in 17.7% of patients, with 6.3% experiencing TEAEs leading to discontinuation of treatment.

“Approximately 50% of chronic GVHD patients are refractory to first-line treatment and 25% of patients require at least four lines of treatment, representing a great need for additional effective treatment options,” said Daniel Wolff, M.D., Ph.D., Head, Senior Physician, and Professor at University Hospital Regensburg. "Full results from the AGAVE-201 trial show rapid durable responses documented in all organs and patient subgroups, with significant symptom burden reduction reported by most of these heavily-pretreated patients. I am pleased that the results of the AGAVE-201 trial showed potential advances for patients who had not responded to previous lines of treatments and look forward to further research to underscore the efficacy of axatilimab in patients with chronic GVHD.”

Based on these results and pending agreement from the U.S. Food and Drug Administration (FDA), Syndax and Incyte expect to submit a Biologics License Application (BLA) to the FDA by year-end 2023.

About Chronic Graft-Versus Host Disease

Chronic graft-versus-host disease (GVHD), an immune response of the donor-derived hematopoietic cells against recipient tissues, is a serious, potentially life-threatening complication of allogeneic hematopoietic stem cell transplantation which can last for years. Chronic GVHD is estimated to develop in approximately 40% of transplant recipients, and affects approximately 14,000 patients in the U.S.,. Chronic GVHD typically manifests across multiple organ systems, with skin and mucosa being commonly involved, and is characterized by the development of fibrotic tissue.

About Axatilimab
Axatilimab is an investigational monoclonal antibody that targets colony stimulating factor-1 receptor, or CSF-1R, a cell surface protein thought to control the survival and function of monocytes and macrophages. In pre-clinical models, inhibition of signaling through the CSF-1 receptor has been shown to reduce the number of disease-mediating macrophages along with their monocyte precursors, which has been shown to play a key role in the fibrotic disease process underlying diseases such as chronic graft-versus-host disease (GVHD) and idiopathic pulmonary fibrosis (IPF). Phase 1/2 data of axatilimab in chronic GVHD demonstrating its broad activity and tolerability were last presented at the 63rd American Society of Hematology Annual Meeting and data were published in the Journal of Clinical Oncology. Additionally, positive topline results from the Phase 2 AGAVE-201 trial showing the trial met its primary endpoint were recently announced. Axatilimab was granted Orphan Drug Designation by the U.S. Food and Drug Administration for the treatment of patients with chronic GVHD and IPF. In September 2021, Syndax and Incyte entered into an exclusive worldwide co-development and co-commercialization license agreement for axatilimab. Axatilimab is being developed under an exclusive worldwide license from UCB entered into between Syndax and UCB in 2016.

About AGAVE-201
The global Phase 2 AGAVE-201 dose-ranging trial evaluated the efficacy, safety, and tolerability of axatilimab in 241 adult and pediatric patients with recurrent or refractory active chronic GVHD whose disease had progressed after two prior therapies. Patients were randomized to one of three treatment groups that investigated a distinct dose of axatilimab administered at 0.3 mg/kg every two weeks, 1.0 mg/kg every two weeks or 3.0 mg/kg every four weeks. The trial's primary endpoint is the proportion of patients in each dose group who achieved an objective response as defined by 2014 NIH Consensus Criteria for chronic GVHD by cycle 7 day 1. Secondary endpoints include duration of response, percent reduction in daily steroids dose, organ specific response rates and validated quality-of-life assessments using the Modified Lee Symptom Scale.

For more information about AGAVE-201, visit https://www.clinicaltrials.gov/study/NCT04710576.

About Incyte

Incyte is a Wilmington, Delaware-based, global biopharmaceutical company focused on finding solutions for serious unmet medical needs through the discovery, development and commercialization of proprietary therapeutics. For additional information on Incyte, please visit Incyte.com and follow @Incyte.

About Syndax
Syndax Pharmaceuticals is a clinical stage biopharmaceutical company developing an innovative pipeline of cancer therapies. Highlights of the Company's pipeline include revumenib, a highly selective inhibitor of the Menin–KMT2A binding interaction, and axatilimab, a monoclonal antibody that blocks the colony stimulating factor 1 (CSF-1) receptor. For more information, please visit www.syndax.com or follow the Company on Twitter and LinkedIn.

Incyte Forward-looking Statements
Except for the historical information set forth herein, the matters set forth in this press release, including statements regarding the AGAVE-201 trial, expectations regarding the submission of a BLA for axatilimab by year-end 2023, and the potential for axatilimab to become a treatment option for chronic graft-versus-host disease, contain predictions, estimates and other forward-looking statements.

These forward-looking statements are based on Incyte's current expectations and subject to risks and uncertainties that may cause actual results to differ materially, including unanticipated developments in and risks related to: unanticipated delays; further research and development and the results of clinical trials possibly being unsuccessful or insufficient to meet applicable regulatory standards or warrant continued development; the ability to enroll sufficient numbers of subjects in clinical trials; determinations made by the U.S. FDA and other regulatory authorities outside of the United States; the efficacy or safety of Incyte and its partners' products; the acceptance of Incyte and its partners' products in the marketplace; market competition; sales, marketing, manufacturing and distribution requirements; and other risks detailed from time to time in Incyte's reports filed with the Securities and Exchange Commission, including its annual report and its quarterly report on Form 10-Q for the quarter ended September 30, 2023.

Syndax Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "plan," "anticipate," "estimate," "intend," "believe" and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Syndax's expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing, clinical development and scope of clinical trials, the reporting of clinical data for Syndax's product candidates, the potential filing of a BLA by year-end 2023, and the potential use of our product candidates to treat various cancer indications and fibrotic diseases. Many factors may cause differences between current expectations and actual results, including: unexpected safety or efficacy data observed during preclinical or clinical trials; clinical trial site activation or enrollment rates that are lower than expected; changes in expected or existing competition; changes in the regulatory environment; failure of Syndax's collaborators to support or advance collaborations or product candidates; and unexpected litigation or other disputes. Other factors that may cause Syndax's actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Syndax's filings with the U.S. Securities and Exchange Commission, including the "Risk Factors" sections contained therein. Except as required by law, Syndax assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

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Incyte Contacts:
Media	Investors
media@incyte.com	ir@incyte.com
Syndax Contact:
Sharon Klahre
sklahre@syndax.com Tel 781.684.9827